Exhibit 24(b)(8.161)

First Amendment to the Selling and Services Agreement and Fund Participation Agreement

This First Amendment dated as of December 15, 2009 by and between ING Life Insurance and
Annuity Company (“ING Life”), ING Institutional Plan Services, LLC (“ING Institutional”), ING Financial
Advisers, LLC (“ING Financial”)(collectively “ING”), and Thornburg Investment Management, Inc.
(“Adviser”) and Thornburg Securities Corporation (“Distributor”) (together the “Fund Parties”) , acting as agent for the registered open-end management investment companies listed in Schedule B whose shares are or may be underwritten by Distributor each a “Fund” or collectively the “Funds”), is made to the Selling and
Services Agreement and Fund Participation Agreement dated as of March 12, 2008 (the “Agreement”).
Terms defined in the Agreement are used herein as therein defined.

WHEREAS, ING Institutional is a limited liability company that provides various recordkeeping and other administrative services to certain Plans; and

WHEREAS, the parties wish to add ING Institutional to the Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1. ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all provisions in the Agreement relating to ING Life in its capacity as a recordkeeper in connection with the investment by Plans in the Funds are hereby amended to refer to both ING Life and ING Institutional. The defined term “ING” in the Agreement is hereby amended to include ING Life, ING Institutional, and ING
Financial.

2. Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.	Omnibus Account.

The parties agree that, with respect to each Fund, three omnibus accounts, each held in the name of the Nominee, shall be maintained (the “Account” or collectively, the
“Accounts”). One Account shall be maintained in connection with Plans for which ING
Life shall provide various recordkeeping and other administrative services, and a second
Account shall be maintained in connection with Plans for which ING Institutional shall provide various recordkeeping and other administrative services. A third Account held in the name of ING Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts. ING Institutional, as service agent for Plans, or ING
Life, as service agent for Plans or issuer of the Contracts, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

3. Paragraphs 5 and 6 of the Agreement are hereby deleted in their entirety and replaced with the following:

5.	Servicing Fees:

The provision of shareholder and administrative services to contract owners or to the Plans shall be the responsibility of ING Financial, ING Life, ING Institutional or the
Nominee and shall not be the responsibility of Distributor. The Nominee, or ING Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, Adviser agrees to pay to ING
Life or ING Institutional, as appropriate, a servicing fee, as specified in Schedule B to this Agreement. ING will calculate the amount of the payment to be made pursuant to this Section at the end of each calendar quarter and will submit an invoice to the Adviser within 30 days of the end of the calendar quarter. Adviser will make such payments to
ING Life or ING Institutional within thirty (30) days after the receipt of the invoice. The invoice will include the number of Participants per Plan for each Fund. If required by a
Plan or by applicable law, ING Life or ING Institutional shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Adviser to offset other fees payable by the Plan to ING
Life or ING Institutional.

6. 12b-1 Fees.

To compensate ING Financial for its distribution of Fund Shares or administrative services related to Fund Shares, Adviser or Distributor shall make quarterly 12b-1 payments to ING Financial in accordance with the then current prospectus of the Fund. Adviser or Distributor will make such payments to ING
Financial within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING
Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial. If required by a Plan or by applicable law, ING Financial shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such
12b-1 fees, or to use 12b-1 fees it collects from Distributor to offset other fees payable by the Plan to ING Financial.

4.	The following is added as Section 13(d) to the Agreement:

(d) Representations of ING Institutional. ING Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this
Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

5.	The following replaces Section 15(d) of the Agreement:

(d) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING:
ING
One Orange Way, B3N
Windsor, CT 06095-4774
Attention: Marianne Sullivan
Worksite Investment Products

To Distributor:
Thornburg Securities Corporation
2300 North Ridgetop Road
Santa Fe, NM 87506
Attention: Sasha Wilcoxon

To Adviser:
Thornburg Investment Management, Inc.
2300 North Ridgetop Road
Santa Fe, NM 87506
Attention: Sasha Wilcoxo

Any notice, demand or other communication given in a manner prescribed in this Subsection (d)
shall be deemed to have been delivered on receipt.

6. The following provision (i) is added to as Section 15 of the Agreement:

(i) Redemption Fees. The parties agree that transactions in the Funds by Plans or Plan
Participants pursuant to the terms of this Agreement are not subject to any redemption fees that may otherwise be required by the Funds; provided however that upon
Distributor’s written request, ING Life and ING Institutional will implement such redemptions fees in a time frame and manner mutually acceptable to all parties.

7. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

8. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

ING LIFE INSURANCE AND	THORNBURG INVESTMENT MANAGEMENT, INC.
ANNUITY COMPANY
By: /s/ Brian McMahon
By: /s/ Brian Comer	Name:	Brian McMahon
Name: Brian Comer	Title:	President
Title: Senior Vice President

ING FINANCIAL ADVISERS, LLC	THORNBURG SECURITIES CORPORATION

By: /s/ David Kelsey	By: /s/ Sasha Wilcoxon
Name: David Kelsey	Name: Sasha Wilcoxon
Title: COO/VP	Title: Vice President
ING INSTITUTIONAL PLAN SERVICES, LLC

By: /s/ Michelle Sheiowitz, Attorney-in-Fact
Name: Michelle Sheiowitz, Attorney in Fact
Title: Vice President